Consent of Auditors

We consent to the use of our auditors' report dated August 9, 1996 [except as to note 1 which is as of October 21, 1996 and note 12 which is as of May 15, 1997] for the two years ended May 31, 1996 and 1995 and our report "Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Difference" dated May 15, 1997 with respect to the consolidated financial statements of Toronto Medical Corp. included in Form 8-K/A Amendment No. 1 to Form 8-K expected to be filed on or about May 19, 1997 for OrthoLogic Corp.





Toronto, Canada,                                          /s/ ERNST & YOUNG
May 15, 1997.                                             Chartered Accountants